MUTUAL FUND SALES AND SERVICES AGREEMENT

This Agreement is entered into between the registered broker/dealer [or financial institution] executing this Agreement (“Dealer”) and Unified Financial Securities, Inc. (“Unified Financial”), as distributor for the Huntington Funds, pursuant to Distributor’s Contracts between Unified Financial and each Fund. Unless otherwise defined, Section 20 of this Agreement sets forth the definitions for capitalized terms used in this Agreement.

1.	AGREEMENT FOR SALES OF FUND SHARES

(a) Unified Financial, as agent for the Funds, hereby offers to sell Shares of the Funds listed on Schedule 1 to this Agreement to Dealer, for the account of Dealer’s customers, upon the following terms and conditions:

(i) Unless otherwise agreed in writing by the parties, Dealer agrees to comply with reasonable instructions provided by Unified Financial or a Fund from time to time (“Instructions”) with respect to establishing accounts and processing purchase orders.

(ii) Unified Financial and each Fund reserves the right to reject, in its sole discretion, any purchase order for a Fund’s Shares. Unless otherwise instructed by Dealer, Unified Financial agrees to confirm or cause the Funds’ designated agent to confirm to Dealer in writing (or by electronic or other reasonable means) a Fund’s acceptance of any purchase order.

(iii) Share purchase orders shall be executed at the public offering price per share next calculated after the order is received subject to any sales charges, fees, or other conditions disclosed in the applicable Prospectus.

(b) Dealer shall settle purchase order transactions in accordance with the applicable Prospectus.

(c) With respect to those Shares subject to an initial sales load, Dealer shall be responsible for the determination of the applicable initial sales load. Dealer shall provide Unified Financial or the Funds’ designated agent with information regarding applicable breakpoints, reductions, waiver or variations of the initial sales load to each transaction and shall inform Unified Financial or the Funds’ designated agent whether settlement of a transaction will be net of the initial sales load.

(d) Upon request, Dealer shall provide Unified Financial or the Funds’ designated agent with a report detailing the amount of any initial sales loads retained by Dealer.

(e) If a purchase order is not settled in accordance with this Section, Unified Financial or the Funds may without notice, cancel the sale and Dealer shall be responsible for any resulting loss Unified Financial or the Funds sustain. Neither the Funds nor Unified Financial shall have any responsibility (but otherwise reserves the right) to correct Dealer’s assessment of an incorrect initial sales load.

(f) Dealer will deliver or cause to be delivered to each customer, at or prior to the time of any purchase of Shares, a copy of the Prospectus of such Shares.

2.	SALES COMPENSATION

If Unified Financial and a Fund accept a purchase order and Dealer settles the order by making payment for the Shares, Dealer will be entitled to receive the following:

(a) Initial Sales Loads. With respect to Shares subject to an initial sales load, such Fund will allow directly to Dealer the applicable percentage of the initial sales load from the amount paid by Dealer’s customer. The initial sales loads for any Shares and the applicable percentages of the initial sales loads payable to Dealer for such Shares shall be set forth in the Prospectus and/or in Schedule 1 to this Agreement.

(b) Advance Commissions. With respect to Shares subject to a contingent deferred sales charge (“CDSC”), Unified Financial will cause to be paid to Dealer the applicable percentage of any advance commission as set forth in the Prospectus and/or in Schedule 1 to this Agreement. In order to receive advance commissions on Shares subject to a CDSC, Dealer must:

(i) open investor accounts with the Fund on a fully-disclosed basis; or

(ii) agree in writing to collect and remit the applicable CDSC in a manner acceptable to Unified Financial and the Funds.

If at any time during the applicable CDSC holding period (as described in the Prospectus for such Shares), Dealer no longer satisfies the requirements set forth above (whether by transfer of record ownership or otherwise), Dealer agrees to pay to Unified Financial or its designated agent the amount of CDSC that would have been payable upon the redemption of such Shares.

(c) Asset Based Sales Charges. With respect to those Shares listed in Schedule 1 as providing for distribution (Rule 12b-1) fees, Unified Financial, as agent for the Fund issuing such Shares, will cause to be paid distribution fees out of Fund assets to Dealer equal to the percentage of average net assets set forth in Schedule 1 to this Agreement.

3.	EXCHANGE AND REDEMPTION ORDERS

(a) Unless otherwise agreed by the parties, Dealer agrees to comply with Instructions with respect to processing exchange and redemption orders.

(b) Exchange and redemption orders shall be executed at the net asset value next calculated after the order is received, subject to any sales load, CDSC, redemption fee or other conditions disclosed in the applicable Prospectus.

(c) Dealer agrees to collect all applicable redemption fees as described in the Prospectus on all accounts opened with the Funds on an omnibus basis, and promptly remit such fees to Unified Financial or the Funds’ designated agent. Unified Financial or the Funds’ designated agent shall collect all applicable charges and fees on accounts opened with the Funds on a fully-disclosed basis, unless otherwise notified in writing by Dealer that Dealer will assume such obligation.

(d) Unified Financial and each Fund reserves the right to reject any exchange order for Shares if permitted by the Prospectus. Unified Financial agrees to confirm or cause the Fund’s designated agent to confirm to Dealer in writing (or by electronic or other reasonable means) the Fund’s acceptance of any exchange order.

(e) At the reasonable request by Unified Financial, Dealer agrees to take such actions as may be appropriate to give effect to (i) any conversion of Shares as required by the Prospectus; (ii) any election by a Fund to redeem Shares as permitted by the Prospectus; or (iii) to collect and remit to the Funds any sales loads, CDSC or redemption fee incorrectly paid to Dealer or its customer.

4.	OTHER DUTIES

(a) Compliance with Laws. In performing their respective obligations under this Agreement, Dealer and Unified Financial shall each comply with all applicable provisions of the 1940 Act, the 1933 Act, the 1934 Act, the NASD Conduct Rules, all other applicable rules of FINRA, and all other federal and state laws, rules and regulations governing the sale and ownership of Shares.

(b) Delivery of Disclosure Documents. Upon request by a customer or Shareholder, Dealer will send a copy of the current Prospectus for any Shares (including the SAI if expressly requested) and periodic reports for any Fund (“Disclosure Documents”) to the customer or Shareholder within three business days of such request.

(c) Taxpayer Identification Numbers. Dealer agrees to provide all necessary information to comply properly with all federal, state and local reporting and backup withholding requirements for its customer account including, without limitation, those requirements that apply by treating Shares as readily tradable instruments. Dealer represents and agrees that all Taxpayer Identification Numbers (“TINS”) provided are certified, and that no account which requires a certified TIN will be established without such certified TIN.

(d) Suspension of Sales Efforts. Upon notice of any Fund’s election to suspend sales of its Shares, Dealer agrees to suspend all sales efforts regarding such Shares until otherwise notified by Unified Financial.

(e) Personal Services and Account Maintenance. Dealer agrees to respond to the reasonable inquiries and requests of any customer that is a Shareholder relating to their investment in a Fund, and to take such actions as such customer may reasonably request to maintain the customer’s account with a Fund.

(f) Statements and Confirmations. Dealer shall provide all legally required account statements and confirmations to underlying beneficial owners on all accounts opened with the Fund on an omnibus basis. Except as otherwise provided in this subsection, Unified Financial shall provide or cause the Funds’ designated agent to provide all legally required account statements and confirmations on all accounts opened with the Funds on a fully-disclosed basis. Unified Financial agrees to comply with written instructions (including e-mails) provided by Dealer to suppress account statements and confirmations on fully-disclosed accounts, provided any such instruction shall be deemed an undertaking by Dealer to provide any legally required account statements and confirmations on the account.

(g) Anti-Money Laundering and Customer Identification. The parties acknowledge that the SEC and the United States Treasury Department have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the “AML-CIP Regulations”), specifically requiring certain financial institutions, including Unified Financial and Dealer, to establish a written anti-money laundering and customer identification program (an “AML-CIP Program”);

(i) Unified Financial and Dealer each represent, warrant and certify that they have established, and covenant that at all times during the existence of this Agreement they will maintain, an AML-CIP Program in compliance with the AML-CIP Regulations.

(ii) Dealer covenants that it will perform all activities, including the establishment and verification of customer identities as required by the AML-CIP Regulations and/or its Program, with respect to all customers on whose behalf Dealer maintains a direct account with the Funds.

(iii) Unified Financial and Dealer agree that (A) accounts in the Funds held in the name of, or beneficially owned by, Dealer’s customers shall be accounts of the Dealer for all purposes under Dealer’s Program and that (B) Dealer’s customers will be customers of Dealer for all purposes under Dealer’s AML-CIP Program.

5.	SERVICE FEES

With respect to those Shares listed in Schedule 1 as providing for service fees, Unified Financial, as agent for the Fund issuing such Shares, will cause to be paid a service fee out of Fund assets to Dealer equal to the percentage of average net assets set forth in the Prospectus and/or in Schedule 1 to this Agreement.

6.	PAYMENT OF SALES COMPENSATION AND SERVICE FEES

(a) Unified Financial, as agent for the Funds, and the Funds shall pay, or cause to be paid out of Fund assets any amounts

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owed under this Agreement in accordance with their regular payment schedules and in no event less frequently than quarterly. For the payment period in which this Agreement becomes effective or terminates, there will be an appropriate proration of all payments, on the basis of the number of days that this Agreement is in effect during the quarter.

(b) In connection with such payments, Unified Financial and the Funds (or their designated agent) may provide a statement setting forth the calculation of amounts paid to Dealer. Absent manifest error, any such calculations will be final unless either party objects thereto within sixty (60) days of the date of the statement.

(c) Nothing in this Agreement shall obligate any Fund to pay compensation to Dealer in excess of the limits established by FINRA or in violation of a Fund’s distribution plan established in accordance with Rule 12b-1 under the 1940 Act. Unified Financial shall provide or cause to be provided quarterly reports to each Fund’s Board detailing the amounts expended pursuant to the Rule 12b-1 Plans and the purposes for which such expenditures were made. Dealer agrees to provide Unified Financial or its designated agent with such other information as shall reasonably be requested by the Board with respect to the Asset Based Sales Charges paid to Dealer. Dealer hereby waives its right to receive Asset Based Sales Charges to the extent not paid by the Fund.

(d) If Shares sold under this Agreement are tendered for redemption within seven (7) business days after confirmation of the original purchase order by Unified Financial or a designated Fund agent, Dealer will, with respect to such Shares, (i) promptly refund the full amount of any compensation retained or paid under this Agreement; and (ii) forfeit the right to receive any compensation not yet paid.

7.	REPRESENTATIONS

(a)	Each party represents and warrants to the other party that:

(i) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(ii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

(iii) Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

(iv) Compliance with Laws. It will comply with all applicable provisions of the 1940 Act, the 1933 Act, the 1934 Act, the NASD Conduct Rules and all other federal and state laws, rules and regulations governing the sale and ownership of Shares and will comply with all applicable laws and orders to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Agreement.

(v) Status. It is: (A) registered with the SEC as a broker/dealer in compliance with the 1934 Act, (B) a member in good standing of FINRA, and (C) registered and licensed as a broker/dealer in each state in which such registration or license is necessary to conduct its business. [or otherwise a bank exempt from such requirements.]

(b)	Dealer further represents and warrants to Unified Financial that:

(i) Representatives. Any representative of Dealer that offers or sells Shares is duly registered and licensed with FINRA and with the appropriate securities authorities in all states in which the representative’s activities make such registration and licensing necessary [or otherwise an employee of a bank exempt from such requirements.]

(ii) Authorization for Transactions. Each transaction with a Fund initiated by Dealer under this Agreement has been authorized by Dealer’s customer prior to initiation and is solely for the account of such customer.

(iii) Internal Controls. Dealer will forward for processing on each day only those purchase and redemption orders received by Dealer prior to the daily net asset value per share calculation times disclosed in each Fund’s Prospectus for purchasing at that share price. Dealer has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to the daily net asset value per share calculation times disclosed in each Fund’s Prospectus, from purchase and redemption orders received after the daily net asset value per share calculation times disclosed in each Fund’s prospectus as and to the extent required by the 1940 Act.

(c)	The parties shall each be deemed to repeat all the foregoing representations and warranties made by it at the time of any transaction subject to this Agreement.

8.	DISCLOSURE DOCUMENTS AND SALES LITERATURE

(a) Unified Financial will furnish or cause designated Fund agent to furnish to Dealer such number of copies of the Disclosure Documents of a Fund as required to fulfill Dealer’s obligations herein. In addition, Unified Financial or the Funds’ designated agent will furnish such number of copies of available promotional materials and sales literature as Dealer may reasonably request. Dealer will follow Unified Financial’s written instructions regarding the use of any such sales literature. Dealer will not prepare any written communications (other than individual correspondence with a

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customer or as required by law) that refer to the Funds or Unified Financial in any manner, unless Dealer has obtained Unified Financial’s prior written approval.

(b) In recommending and selling Shares, Dealer shall rely solely on the representations contained in the Disclosure Documents and authorized promotional materials and sales literature, and neither Dealer nor any of its representatives will make any representations concerning Shares except as contained therein.

9. USE OF ELECTRONIC MEANS TO PERFORM CERTAIN DUTIES AND RECEIVE DOCUMENTS

(a) The Parties may agree from time to time to set appropriate security procedures and to perform electronically certain of their obligations under this Agreement, including without limitation the posting of updates to Schedule 1, the delivery of Disclosure Documents, opening accounts, transmitting purchase, exchange, and redemption orders, and delivering and maintaining shareholder communications.

(b) Where Dealer (i) has obtained the informed consent of the underlying beneficial owner of an account in the Funds, and (ii) is the record owner of such account in the Funds, Dealer hereby consents to the electronic delivery, via the Fund’s website (“Website”), of all Disclosure Documents. Dealer acknowledges that the Funds or their designated agents utilize portable document format (“PDF”) files for Disclosure Documents on the Website, and that Dealer might incur costs in connection with the delivery of Disclosure Documents (e.g. on-line time). If Dealer does not already have access to the Adobe Acrobat Reader software necessary to view PDF files of Disclosure Documents on the Website, Dealer acknowledges that such software can be obtained for free through the Help tab on the Website. Dealer further acknowledges that notice of updates to the Disclosure Documents may be provided by the Funds or their designated agent, as appropriate, in such manner and format that is mutually agreeable to the parties.

(c) Dealer acknowledges and agrees that the Funds (i) offer the Website solely as a convenience on an “as is” and “as available” basis; (ii) may discontinue the Website’s availability at any time; and (iii) disclaims all express and implied warranties regarding the Website, including without limitation any warranty of merchantability, fitness for a particular purpose, or arising from course of dealing or performance. Dealer further acknowledges and agrees that in no event shall Unified Financial, any Fund, or any of their affiliates or employees be liable (in contract, tort, or otherwise) to Dealer, its registered representatives, or third parties for (i) Dealer’s use or non-use of the Website and any data or information in connection therewith; (ii) any delay, malfunction, or lack of security associated with, or caused by, the Website; or (iii) acts or omissions of third parties, including without limitation any entity which has licensed software or systems to the Funds or any of their affiliates in connection with the Website. Except as strictly necessary pursuant to this Agreement, Dealer shall not make or permit any disclosure or use of the Website or any related documentation or information without Unified Financial’s or the Fund’s prior written consent. Dealer agrees to provide such security necessary to prevent any unauthorized use of the Website. The provisions of this paragraph shall survive the termination of this Agreement.

(d) As a condition to using the Website, Dealer shall complete and regularly update, or cause the same, all such applications, authorizations, and other documents that may be required from time to time by Unified Financial or the Funds and any entity that has licensed software or systems to the Funds in connection with the Website. In addition, Dealer shall immediately notify the Funds if any password issued to Dealer in connection herewith is or may be jeopardized.

(e) Dealer agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via any computer hardware or software provided to Dealer by the Fund or its designated agent. Dealer represents and warrants that it has examined and tested the internal systems that it has developed to support the services outlined in this Agreement and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the system’s ability to perform the expected functions or inhibit Dealer’s ability to provide the expected services.

10.	Indemnification

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Unified Financial or the Funds, and their respective officers, directors, or employees (each a “Distributor Indemnified Party”), Dealer agrees to indemnify each Distributor Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys’ fees) which any Distributor Indemnified Party may incur arising from, related to or otherwise connected with: (i) any breach by Dealer of any provision of this Agreement; or (ii) any actions or omissions of any Distributor Indemnified Party in reliance upon any oral, written or electronically transmitted instructions believed to be genuine and have been given to any of them by Dealer or its representatives. In no event shall Dealer be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) and (ii) above.

(b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Dealer and its officers, directors, representatives or employees (each a “Dealer Indemnified Party”), Unified Financial agrees to indemnify each Dealer Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys’ fees) which any Dealer Indemnified Party may incur arising from, related to or otherwise connected with: (i) any breach by Unified Financial of any provision of this Agreement; or (ii), to the extent that Unified Financial is entitled to indemnification from any Fund, any alleged untrue statement of a material fact contained in any Fund’s Prospectus, or as a result of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In no event shall Unified Financial be liable for special, indirect or

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consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) and (ii) above.

(c) The parties’ agreement in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (“Claimant”) giving notice to the party required to provide indemnification (“Indemnifier”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant shall permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier’s counsel that is conducting the defense of such claim or litigation shall be approved by the Claimant (which approval shall not be unreasonably withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this subparagraph (c) shall not relieve the Indemnifier from any liability other than its indemnity obligation under this Paragraph. No Indemnifier, in the defense of any such claim or litigation, shall, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Section 10 shall survive the termination of this Agreement.

11.	PRIVACY POLICY

(a) The parties acknowledge that:

(i) the SEC has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

(ii) Regulation S-P permits financial dealers, such as Dealer and Unified Financial, to disclose “nonpublic personal information” (“NPI”) of its “customers” and “consumers” (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR § 248.14); for specified law enforcement and miscellaneous purposes (17 CFR § 248.15); and to service providers or in connection with joint marketing arrangements (17 CFR § 248.13);

(iii) Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR § 248.7 and 17 CFR § 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Dealer and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Dealer disclosed the information (17 CFR § 248.13);

(iv) NPI of Dealer’s consumers and customers that have no independent customer relationship with Unified

Financial may be disclosed to Unified Financial during the term of the Agreement (“Dealer Customer NPI”);

(v) certain consumers and customers of Dealer may also be consumers and customers of Unified Financial as fully-disclosed shareholders of the Funds (“Joint Customer”);

(vi) NPI of Joint Customers may be disclosed and exchanged during the term of this Agreement (“Joint Customer NPI”); and

(vii) NPI of consumers and customers may not be disclosed in connection with joint marketing arrangements unless the consumer or customer provides permission.

(b) Each party hereby covenants that any Joint Customer NPI which a party receives from the other party will be subject to the following limitations and restrictions:

(i) Each party may redisclose Joint Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and

(ii) Each party may redisclose and use Joint Customer NPI only as necessary in the ordinary course of business to provide the services identified in this Agreement except as permitted under Regulation S-P and as required by any applicable federal or state law.

(c)	Unified Financial covenants that:

(i) Unified Financial may redisclose Dealer Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on Unified Financial under this Agreement; and

(ii) Unified Financial may redisclose and use Dealer Customer NPI only as necessary in the ordinary course of business to provide the services identified in this Agreement and to third-party service providers as permitted under Regulation S-P.

(d) Each party represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

(i) Insure the security and confidentiality of records and customers’ NPI;

(ii) Protect against any anticipated threats or hazards to the security or integrity of customer records and NPI; and

(iii) Protect against unauthorized access or use of such customer records or NPI that could result in substantial harm or inconvenience to any customer.

(e) The provisions of this Section shall survive the termination of the Agreement.

12.	NOTICES

(a) Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, overnight courier services, or by fax or e-mail (with a confirming copy by mail).

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(b) Unless otherwise notified in writing, all notices to Unified Financial shall be given or sent to:

Unified Financial Securities, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, IN 46208

Attention: Broker Dealer Services

Phone: (317) 917-7002

Fax: (877) 246-6059

E-mail: bdservices@ufsecurities.com

(c) Unless otherwise notified in writing, all notices to Dealer shall be given or sent to it at its address shown on the signature page to this Agreement.

13.	NO THIRD-PARTY RIGHTS

Except with respect to Section 10 “Indemnification,” this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement (including the Funds). Nothing expressed or referred to in this Agreement will be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. In no event shall Unified Financial or any Fund be obligated to make any payment under this Agreement to any person other than Dealer.

14.	NON-EXCLUSIVITY

Unified Financial acknowledges and agrees that Dealer may enter into agreements similar to this Agreement with other mutual funds and distributors. Dealer acknowledges and agrees that Unified Financial and the Funds may enter into agreements similar to this Agreement with other broker/dealers for sales and services of Fund Shares.

15.	FORCE MAJEURE

If either Party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Agreement will remain in effect and the non-performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(i) the non-performing party gives the other party prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(ii) the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) no obligations of either party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

(iv) the non-performing Party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

16.	AMENDMENT

(a) Except as provided below, this Agreement may be amended only by a writing signed by both parties.

(b) Any revisions to the compensation paid by Unified Financial or its designated agent to Dealer must be set forth in a written addendum expressly referring to this Agreement.

(c) Unified Financial may amend Schedule 1 from time to time by either mailing an amended Schedule 1 to Dealer in accordance with the notice provision set forth herein or posting an amended Schedule 1 to the website. Any such amendment shall be effective as of the date indicated on the amended Schedule 1.

17.	TERM

(a) This Agreement will become effective in this form as of the date executed by Unified Financial. This Agreement shall continue in effect for a period of more than one year from its effective date so long as such continuance of the form of this Agreement is specifically approved by the Funds’ Board at least annually in a manner prescribed in Rule 12b-1 under the 1940 Act. If the Agreement is not so approved, Unified Financial shall terminate the Agreement in accordance with (b)(i) below.

(b) This Agreement may be terminated as follows:

(i) at any time, without the payment of any penalty, by Dealer or by Unified Financial (on its own behalf or on behalf of any Fund) upon written notice to the other party.

(ii) immediately upon (A) the assignment (as defined in the 1940 Act) of the Agreement by either party; (B) Dealer’s suspension or expulsion from FINRA; or (C) Dealer’s withdrawal or deregistration as a broker/dealer under the 1934 Act.

(c) The termination of this Agreement with respect to any one class of Shares or Fund will not cause the Agreement’s termination with respect to any other class of Shares or Fund.

(d) Dealer agrees to notify Unified Financial immediately of any of the events described in Paragraph (b)(ii) of this Section. Dealer shall be obligated to return any payments made to it by Unified Financial or its designated agent for the period following any such event.

18.	SHAREHOLDER INFORMATION

(a) Agreement to Provide Information. Dealer agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction

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type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

(b) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older that 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c) Form and Timing of Response. Dealer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in paragraph (a). If requested by the Fund or its designee, Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph (a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in paragraph (a) for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Dealer additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(d) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

(e) Agreement to Restrict Trading. Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Dealer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(f) Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(g) Timing of Response. Dealer agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

(h) Confirmation by Dealer. Dealer must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

19.	MISCELLANEOUS

(a) This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes (along with its Schedules and any Instructions) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b) Neither this Agreement, nor any terms and conditions contained herein shall be construed as creating or constituting a partnership, joint venture, or agency or permitting Dealer or its representatives to act as agent on behalf of Unified Financial or the Funds.

(c) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

(d) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e) This Agreement will be governed by the laws of the State of Indiana, without regard to conflicts of laws principles thereof.

20.	DEFINITION OF TERMS

(a) “1933 Act” means the Securities Act of 1933, “1934 Act” means the Securities Exchange Act of 1934, and “1940 Act” means the Investment Company Act of 1940, in each case as amended and in effect at the relevant time.

(b) “Fund” means those investment companies registered under the 1940 Act and, in the case of a “series company” as defined in Rule 18f-2(a) under the 1940 Act, each individual portfolio of the series company as listed on Schedule 1. “Funds” means the Funds described above, collectively.

(c) “FINRA” means the Financial Industry Regulatory Authority, or any successor self-regulatory organization under the 1934 Act.

(d) “NASD Conduct Rules” shall mean the rules referred to in the FINRA rule book as the “NASD Rules” (or any successor rules thereto).

(e) “Prospectus” means, with respect to any Shares the most recent Prospectus and Statement of Additional Information (“SAI”) and any supplement thereto, pursuant to which a Fund publicly offers the Shares; provided, however, that this definition shall not be construed to require Unified Financial, Dealer or any Fund to deliver any SAI other than at the express request of Dealer’s customer.

(f) “SEC” means the Securities and Exchange Commission.

Mutual Fund Sales and Services Agreement	Page 7

(g) “Shares” means (1) shares of beneficial interest in a Fund organized as a business trust; and (2) shares of capital stock in a Fund organized as a corporation. With respect to a Fund that has established separate classes of Shares in accordance with Rule 18f-3 under the 1940 Act, Shares refers to the relevant class. “Shareholder” means the beneficial owner of any Share.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth below by a duly authorized officer of each party.

UNIFIED FINANCIAL SECURITIES, INC.

By:

Name:

Title:

Date:

DEALER/FINANCIAL INSTITUTION

By:

Name:

Title:

Date:

Address:

City State	Zip Code

NASD Central Registration Depository (CRD) #

Phone #:

Fax #:

Email:

Mutual Fund Sales and Services Agreement	Page 8

SCHEDULE 1 TO MUTUAL FUND SALES AND SERVICES AGREEMENT

The following lists the Funds and Shares subject to the Mutual Fund Sales and Services Agreement (the “Agreement”) and the compensation payable to the Dealer pursuant to the Agreement. For purposes of this Schedule, any Reallowance shall be paid as a percentage of the Fund’s applicable Initial Sales Load and shall be paid subject to the terms of the Agreement; any “Advance Commissions” shall be paid subject to the terms of the Agreement; and Advance Commissions shall be paid as a percentage of the public offering price of the Fund Shares next determined after the purchase order is accepted. All fees stated herein are valid as of the date stated below. Additionally, it should be noted that these are the maximum fees payable. Fees are subject to change pursuant to the Agreement and in the sole discretion of Unified Financial or the Funds.

NSCC Number: 5832

CLASS A SHARES

Fund/Class	Ticker	Sales Load	Advance Commission	12b-1 Fee	Shareholder Services Fee
Huntington Balanced Allocation Fund	HBAFX	4.75%	1%	0.25%	None
Huntington Conservative Allocation Fund	HCAFX	4.75%	1%	0.25%	None
Huntington Disciplined Equity Fund	HDEAX	4.75%	1%	0.25%	0.25%
Huntington Dividend Capture Fund	HDCAX	4.75%	1%	0.25%	0.25%
Huntington Global Select Markets Fund	HGSAX	4.75%	1%	0.25%	0.25%
Huntington Growth Allocation Fund	HGRFX	4.75%	1%	0.25%	None
Huntington Income Generation Fund	HIGAX	3.75%	1%	0.25%	0.25%
Huntington International Equity Fund	HIEAX	4.75%	1%	0.25%	0.25%
Huntington Money Market Fund	HFIXX	None	None	0.25%	0.25%
Huntington Ohio Municipal Money Market Fund	HOBXX	None	None	0.25%	0.25%
Huntington Real Strategies Fund	HRSAX	4.75%	1%	0.25%	0.25%
Huntington Situs Fund	HSUAX	4.75%	1%	0.25%	0.25%
Huntington Tax-Free Money Market Fund	HFTXX	None	None	0.25%	0.25%
Huntington U.S. Treasury Money Market Fund	HUIXX	None	None	0.25%	0.25%
Huntington World Income Fund	HWATX	4.75%	1%	0.25%	0.25%

For Class A Shares of Funds with a maximum initial sales load of 4.75% (all Equity Funds), the following reallowance schedule will apply:

PURCHASE AMOUNT BREAKPOINTS	REALLOWANCE
Less than $50,000	4.275%
$50,000 but less than $100,000	3.375%
$100,000 but less than $250,000	2.70%
$250,000 but less than $500,000	2.25%
$500,000 but less than $750,000	1.80%
$750,000 but less than $999,999	1.125%
$1 million or greater	0*

For Class A Shares of Funds with a maximum initial sales load of 3.75% (all Income Funds, except Short/Intermediate Fixed Income Securities Fund), the following reallowance schedule will apply:

PURCHASE AMOUNT BREAKPOINTS	REALLOWANCE
Less than $50,000	3.375%
$50,000 but less than $100,000	2.475%
$100,000 but less than $250,000	1.80%
$250,000 but less than $500,000	1.35%
$500,000 but less than $750,000	0.90%
$750,000 but less than $999,999	0.675%
$1 million or greater	0*

Schedule 1 Mutual Funds Sales and Service Agreement	As of May 16, 2014

For Class A Shares of the Short Intermediate Fixed Income Securities Fund, which has a maximum initial sales load of 1.50%, the following reallowance schedule will apply:

PURCHASE AMOUNT BREAKPOINTS	REALLOWANCE
Less than $100,000	1.35%
$100,000 or greater	0

*	An advance commission of 1% will be paid on purchases of $1 million or more of Class A Shares of any of the Income Funds or Equity Funds (other than Short/Intermediate Fixed Income Securities Fund), provided the shareholder did not pay an initial sales load on such purchases. Redemption of such Shares within eighteen months of purchase are subject to a 1% CDSC. No supplemental payments will be paid except upon notice by Unified Financial Securities.
**	Unified Financial Securities shall cause to be paid a Rule 12b-1 fee with respect to those Class A Shares that pay or accrue a Rule 12b-1 fee, computed at the annual rate of 0.25%, in accounts for which distribution-related services are provided. Unified Financial Securities shall cause to be paid a shareholder services fee with respect to Class A Shares, computed at the annual rate of 0.25%, in accounts for which shareholder services are provided. Rule 12b-1 and shareholder services fees shall be accrued daily and paid monthly.

INSTITUTIONAL SHARES

Fund/Class	Ticker	Sales Load	Advance Commission	12b-1 Fee	Shareholder Services Fee
Huntington Disciplined Equity Fund	HDETX	None	None	None	0.25%
Huntington Dividend Capture Fund	HDCTX	None	None	None	0.25%
Huntington Global Select Markets Fund	HGSIX	None	None	None	0.25%
Huntington Income Generation Fund	HIGTX	None	None	None	0.25%
Huntington International Equity Fund	HIETX	None	None	None	0.25%
Huntington Money Market Fund	HFDXX	None	None	None	0.25%
Huntington Ohio Municipal Money Market Fund	HFXXX	None	None	None	0.25%
Huntington Real Strategies Fund	HRSTX	None	None	None	0.25%
Huntington Situs Fund	HSUTX	None	None	None	0.25%
Huntington U.S. Treasury Money Market Fund	HTTXX	None	None	None	0.25%
Huntington World Income Fund	HWITX	None	None	None	0.25%

**	Unified Financial Securities, Inc. shall cause to be paid a shareholder services fee with respect to Trust Shares, computed at the annual rate of 0.25%, in accounts for which shareholder services are provided. Shareholder services fees shall be accrued daily and paid monthly.

C SHARES

Fund/Class	Ticker	Sales Load	Advance Commission	12b-1 Fee	Shareholder Services Fee
Huntington Income Generation Fund	HGGCX	None	None	1.00%	None
Huntington Dividend Capture	HDCEX	None	None	1.00%	None
Huntington Situs Fund	HSUCX	None	None	1.00%	None
Huntington World Income	HWICX	None	None	1.00%	None

Schedule 1 Mutual Funds Sales and Service Agreement	As of May 16, 2014